Exhibit 4.2

Warrant No. W-2

THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND MAY NOT BE ACQUIRED UPON EXERCISE HEREUNDER, SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (ii) AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER, SALE OR TRANSFER.

COMMON STOCK PURCHASE WARRANT

To Purchase Shares of Common Stock of

EXACT SCIENCES CORPORATION

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, MAYO Foundation for Medical Education and Research (“Mayo”, and together with any other registered holder(s) hereunder, the “Holder”), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, to subscribe for and purchase from EXACT Sciences Corporation, a Delaware corporation (the “Company”), up to Two Hundred Fifty Thousand (250,000) shares (the “Warrant Shares”) of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”).  The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1.               License Agreement.  This Warrant is being issued in connection with that certain License Agreement (the “License Agreement”), dated June 11, 2009, between the Company and Mayo, as consideration for the Know-How (as defined in the License Agreement) as services provided to the Company thereunder.

Section 2.               Exercise.

a)             Exercise of Warrant.

i.              Vesting.  The Warrant Shares shall vest, and the Holder shall be entitled to exercise this Warrant with respect to such Warrant Shares, according to the following schedule (in each case subject to share adjustment pursuant to Section 3):  (A) 62,500 Warrant Shares shall vest on the first anniversary of the date hereof; (B) 62,500 Warrant Shares shall vest on the second anniversary of the date hereof; (C) 62,500 Warrant Shares shall vest on the third anniversary of the date hereof; and (D) 62,500 Warrant Shares shall vest on the fourth anniversary of the date hereof, with each such vesting date becoming the “Initial Exercise Date” for such Warrant Shares vesting on such date.  Once the Warrant Shares have vested pursuant to this Section 2(a)(i), the Holder may exercise this

Warrant with respect to such Warrant Shares at any time on or after the Initial Exercise Date for such Warrant Shares up until the close of business on the six-year anniversary of such Initial Exercise Date (each such six-year anniversary date being a “Termination Date”) but not thereafter.  This Warrant shall become void and shall cease to be exercisable following the Termination Date for the Warrant Shares vesting on the fourth anniversary of the date hereof, or June 11, 2019 (such date, subject to adjustment pursuant to Section 3(b), the “Final Termination Date”).  As used in this Warrant, the terms “Initial Exercise Date” and “Termination Date” shall mean the Initial Exercise Date and Termination Dates, respectively, as may be applicable to each of the four vesting dates for the Warrant Shares.

ii.             Exercise.  Subject to compliance with applicable securities laws, exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the applicable Initial Exercise Date and on or before the applicable Termination Date by delivery to the Company of a duly executed facsimile copy of the Notice of Exercise Form annexed hereto (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of such Holder appearing on the books of the Company); provided, however, within five Trading Days (as defined below) of the date said Notice of Exercise is delivered to the Company, if this Warrant is exercised in full, the Holder shall have surrendered this Warrant to the Company and the Company shall have received payment of the aggregate Exercise Price of the Warrant Shares thereby purchased by wire transfer or cashier’s check drawn on a United States bank.  Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full.  Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased.  The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases.  The Company shall deliver any objection to any Notice of Exercise Form within five Business Days (as defined below) of receipt of such notice.  In the event of any dispute or discrepancy, the records of the Company shall be controlling and determinative in the absence of manifest error.  The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.  As used in this Warrant, “Trading Day” means a day on which the Common Stock is traded on one of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market or the OTC Bulletin Board (each, a “Trading Market”).  If for any period prior to the Final Termination Date the Common Stock ceases to trade on a Trading Market, the term “Business Day”, meaning any day other than a Saturday, Sunday or legal holiday, shall replace the term “Trading Day” in this Warrant for such period.

b)            Exercise Price.  The per share exercise price of the Common Stock under this Warrant shall be $1.90, subject to adjustment hereunder (the “Exercise Price”).

c)             Cashless Exercise.  This Warrant may also be exercised at any time in whole or in part by means of a “cashless exercise” in which the Holder shall be entitled to receive a certificate for the number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A)                              = the VWAP on the Trading Day immediately preceding the date of such election;

(B)                                = the Exercise Price of this Warrant, as adjusted; and

(X)                               = the number of Warrant Shares for which the cashless exercise is elected that are issuable upon exercise of this Warrant in accordance with the terms of this Warrant by means of a cash exercise rather than a cashless exercise.

For the purposes of this Section 2(c), “VWAP” means, for any date, the price determined by the first of the following clauses that applies:  (i) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time); (ii) if the Common Stock is not then quoted for trading on a Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (iii) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith and paid for by the Company and reasonably acceptable to the Holder.

d)            Mechanics of Exercise.

i.              Authorization of Warrant Shares.  The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

ii.             Delivery of Certificates Upon Exercise.  Certificates for shares purchased hereunder shall be transmitted by the transfer agent of the Company to the Holder by crediting the account of the Holder’s prime broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission (“DWAC”) system if the Company is a participant in such system, and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise within three Trading Days from the delivery to the Company of the Notice of Exercise Form, surrender of this Warrant (if required) and payment of the aggregate Exercise Price as set forth above (“Warrant Share Delivery Date”).  This Warrant shall be deemed to have been exercised on the date the Exercise Price is received by the Company.  The Warrant Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been exercised by payment to the Company of the Exercise Price.

iii.            Restrictive Legend. The Holder understands that unless Warrant Shares may be sold pursuant to Rule 144 under the Securities Act or another exemption from registration under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Warrant Shares may bear a restrictive legend in substantially the form included on this Warrant (and a stop-transfer order may be placed against transfer of the certificates for such securities).

iv.            Delivery of New Warrants Upon Exercise.  If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the certificate or certificates representing Warrant Shares, deliver to Holder a new Warrant evidencing the rights of Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

v.             No Fractional Shares or Scrip.  No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant.  As to any fraction of a share which Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price.

Section 3.               Certain Adjustments.

a)             Stock Dividends and Splits.  If the Company, at any time while this Warrant is outstanding:  (A) pays a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company pursuant to this Warrant or the other Warrants), (B) subdivides outstanding shares of Common Stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted.  Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)            Sale of Assets and Mergers.  Upon the sale by the Company of all or substantially all of its assets, or the merger or consolidation of the Company with or into another entity in a transaction where the shares of Common Stock outstanding immediately prior to the closing of such merger or consolidation represent or are converted into or exchanged for shares that represent less than a majority of the shares of capital stock of the resulting or surviving entity outstanding immediately after the closing of such merger or consolidation (each, a “Business Event”), this Warrant shall be deemed exercised pursuant to a cashless exercise, with VWAP meaning the fair market value of a share of Common Stock based on such Business Event, and with all unvested Warrant Shares vested and exercisable as part of such cashless exercise.

c)             Calculations.  All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

Section 4.               Transfer of Warrant.

a)             Transferability.  Subject to the Securities Act and any other restrictions set forth herein, this Warrant and all rights hereunder are transferable (but only with all related obligations) with the prior written consent of the Company and upon surrender of the Warrant with a properly executed assignment, reasonably satisfactory to the Company, at the principal office of the Company or such other office or agency as the Company may designate.  Each Holder (i) acknowledges that this Warrant and the Warrant Shares have not been registered under the Securities Act, and (ii) agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Shares in the absence of (A) an effective registration statement under the Securities Act as to this Warrant or the Warrant Shares and registration or qualification of this Warrant or the Warrant Shares under any applicable blue sky or state securities law then in effect, or (B) an opinion of counsel, reasonably satisfactory to the Company, that such registration and qualification are not required.

b)            New Warrants.  This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney.  Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

c)             Warrant Register.  The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time.  The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

Section 5.               Notice of Certain Events.  In case at any time or from time to time:

a)             the Company shall take a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right;

b)            the Company shall declare a dividend (or any other distribution) on the shares of Common Stock or other equity interests, if any, of the Company;

c)             the Company shall authorize the granting to the holders of the shares of Common Stock or other equity interests, if any, of the Company of rights or warrants to subscribe for or purchase any equity interests of any class or of any other rights or warrants;

d)            there shall be any reclassification of the shares of Common Stock or other equity interests, if any, of the Company, or any consolidation or merger to which the Company is a party and for which approval of any holders of shares of Common Stock of the Company is required, or any sale or other disposition of all or substantially all of the assets of the Company; or

e)             of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

then the Company shall mail to Holder at the last address of the Holder appearing on the books of the Company, as promptly as possible but in any event at least twenty days prior to the applicable date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants or, if a record is not to be taken, the date as of which the holders of shares of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, (ii) the date of the distribution, together with a description of the property to be distributed, (iii) the date of such issuance, together with a description of the security so issued and the consideration received by the Company therefor, and (iv) the date on which such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up is expected to become effective, the time, if any such time is to be fixed, as of which the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for the securities or other property deliverable upon such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up, and a description in reasonable detail of the transaction.  Such notice shall be mailed at least twenty days prior to the date or expected date therein specified.

Section 6.               Miscellaneous.

a)             No Rights as Stockholder Until Exercise.  This Warrant does not entitle the Holder to any voting rights or other rights as a stockholder of the Company prior to the exercise hereof.  Upon the surrender of this Warrant and the payment of the aggregate Exercise Price (or by means of a cashless exercise), the Warrant Shares so purchased shall be and be deemed to be issued to such Holder as the record owner of such shares as of the close of business on the later of the date of such surrender or payment.

b)            Loss, Theft, Destruction or Mutilation of Warrant.  The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

c)             Business Days.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

d)            Authorized Shares.

The Company covenants that during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant.  The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant.  The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation.

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment.  Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (b) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant, and (c) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

e)             Governing Law.  This Warrant shall be governed by and construed in accordance with Delaware law without regard for its conflicts of law principals.

f)             Nonwaiver and Expenses.  No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice Holder’s rights, powers or remedies, notwithstanding the fact that all rights hereunder terminate on the Final Termination Date.  If the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

g)            Notices.  Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the License Agreement.

h)            Successors and Assigns.  Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of Holder.  The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and shall be enforceable by any such Holder or holder of Warrant Shares.

i)              Amendment.  This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

j)              Severability.  Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

k)             Headings.  The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized.

Dated:  June 11, 2009

EXACT SCIENCES CORPORATION

By:	/s/ Kevin T. Conroy
	Name:	Kevin T. Conroy
	Title:	CEO and President

NOTICE OF EXERCISE

TO:         EXACT Sciences Corporation

(1)                                  The undersigned hereby elects to purchase              Warrant Shares of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price, together with all applicable transfer taxes, if any, in accordance with paragraph (2) below.

(2)                                  Payment shall take the form of (check applicable box):

☐            $                                     in lawful money of the United States; or

☐            the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3)                                  Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following: